Alonzo Weems
Lilly Corporate Center
Indianapolis, Indiana  46285

Securities and Exchange Commission
Washington, D.C.  20549

Authorization Regarding Reporting Forms

I hereby authorize and designate the following persons to sign and file with the Commission on my behalf Forms 3, 4, and 5 (including any amendments thereto) covering my transactions and holdings in the common stock and other equity securities of Eli Lilly and Company as required by Section 16 of the Securities Exchange Act of 1934 and the rules thereunder:

    Anat Hakim, Lilly Corporate Center, Indianapolis, Indiana

    Erin Conway, Lilly Corporate Center, Indianapolis, Indiana

    Crystal T. Williams, Lilly Corporate Center, Indianapolis, Indiana

    Jonathan Groff, Lilly Corporate Center, Indianapolis, Indiana

This authorization and designation shall remain in effect until a written revocation is signed by me and provided to the Commission.

Date: 6/23/2021

/s/ Alonzo Weems